Exhibit 99.1

AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:	Michael N. Kilpatric 610-727-7118 mkilpatric@amerisourcebergen.com
AmerisourceBergen Reports $0.73 in Diluted Earnings Per Share from
Continuing Operations For The December Quarter, a 12 Percent Increase
Company Reaffirms Guidance for Fiscal Year 2009
VALLEY FORGE, PA, January 22, 2009 — AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2009 first quarter, ended December 31, 2008, diluted earnings per share from continuing operations were $0.73, a 12 percent increase. Revenue in the quarter was $17.3 billion, a 0.3 percent increase. The Company reaffirmed its fiscal year 2009 guidance, saying it continues to expect diluted earnings per share from continuing operations to be in the range of $3.08 to $3.25, which represents a 7 percent to 12 percent increase over the $2.89 last fiscal year.
Fiscal First Quarter Highlights
•	Revenue of $17.3 billion, up 0.3 percent.

•	Diluted earnings per share from continuing operations of $0.73, a 12 percent increase.

•	Operating expense dollars, excluding facility consolidations, employee severance and other charges, were down from prior year’s first quarter.

•	Operating margin of 1.14 percent, up 3 basis points.

•	Days-sales-outstanding average 18.3 days, down from 18.9 days in the prior year first quarter.

•	$88 million of share repurchases.
“In the December quarter, we delivered solid performance reflecting our two growth drivers, generic drug distribution and our specialty distribution and related services business,” said R. David Yost, AmerisourceBergen’s President and Chief Executive Officer. “Revenue in the quarter was essentially flat, but would have increased 4.8 percent if adjusted for the negative impact of the July 1, 2008 loss of the direct-to-warehouse business of a large retail drug chain. A double-digit increase in the sale of generic drugs, especially those on our proprietary formulary, PRxO® Generics Solution; good fee-for-service performance; and disciplined expense control drove profitability. We used $304 million of cash in our operations as we built normal seasonal inventories and continue to expect our free cash flow to be in the range of $460 million to $535 million for fiscal 2009. Our receivable days were down in the quarter; our balance sheet remains strong; and we have good financial flexibility.”

Results Highlights
•	Revenue: In the first quarter of fiscal 2009, revenue was $17.3 billion, up 0.3 percent compared to the same quarter in the previous fiscal year, due primarily to a 5 percent increase in Specialty Group revenue. AmerisourceBergen Drug Corporation revenue was down 1 percent due to the loss of business last July that negatively impacted revenue in the fiscal 2009 first quarter.
•	Operating Expenses: For the first quarter of fiscal 2009, operating expenses were $292.0 million compared with $291.6 million in the prior fiscal year’s first quarter. Expenses for facility consolidations, employee severance and other, were $1.0 million and $177,000 in the first quarters of fiscal 2009 and 2008, respectively.
•	Operating Income: In the fiscal 2009 first quarter, operating income increased 3 percent to $197.9 million, due primarily to increased gross profit and expense management. In the prior year’s fiscal first quarter, operating income was positively impacted by a $10 million settlement of litigation with a major competitor related to sales activities involving an independent retail group purchasing organization, as well as by $1.4 million representing the net positive impact from pharmaceutical manufacturer antitrust litigation and facility consolidation, employee severance and other costs.
•	Tax Rate: The effective tax rate for the first quarter of fiscal 2009 was 38.6 percent, compared to 38.2 percent in the previous fiscal year’s first quarter. We continue to expect our annualized effective tax rate to be approximately 38.4 percent.
•	Earnings Per Share: Diluted earnings per share from continuing operations were up 12 percent to $0.73 in the first quarter of fiscal 2009 compared to $0.65 in the previous fiscal year’s first quarter, which included $0.04 per diluted share from the net positive impact of the litigation settlement with a competitor and special items.
•	Shares Outstanding: Diluted average shares outstanding for the first quarter of fiscal year 2009 were 155.1 million, down nearly 12 million from the previous fiscal year’s first quarter due primarily to share repurchases, net of option exercises.

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Key Ratios
•	Gross Margin: Gross profit as a percentage of revenue increased 3 basis points to 2.83 percent in the fiscal 2009 first quarter over the same period in the previous year driven by double-digit growth in generic sales and increased contribution from brand-name supplier fee-for-service agreements. The LIFO charge in the fiscal 2009 first quarter was $5.0 million compared with a $3.1 million charge in the previous year’s first quarter.
•	Operating Expense Ratio: Operating expenses as a percentage of revenue in the fiscal first quarter of 2009 were 1.68 percent, down 1 basis point from the same period in the previous fiscal year.
•	Operating Margin: Operating income as a percentage of revenue increased 3 basis points to 1.14 percent in the fiscal 2009 first quarter compared with the previous year’s first quarter due to improved gross profit and solid expense management.
Fiscal Year 2009 Expectations
“Looking ahead, the Company continues to expect diluted earnings per share from continuing operations for fiscal year 2009 to be in a range of $3.08 to $3.25, which represents an increase of 7 percent to 12 percent over the $2.89 in fiscal year 2008,” said R. David Yost, AmerisourceBergen President and Chief Executive Officer. “Also unchanged are our key assumptions supporting this diluted earnings per share range, which are: revenue growth of between 1 percent and 3 percent; operating margin expansion in the low to mid single digit basis point range; and free cash flow in the range of $460 million to $535 million, which includes capital expenditures in the $140 million range. Assumptions also include the expected repurchase of approximately $350 million of AmerisourceBergen common shares in fiscal 2009.”
Conference Call
The Company will host a conference call to discuss its results at 11:00 a.m. Eastern Standard Time on January 22, 2009. Participating in the conference call will be: R. David Yost, President and Chief Executive Officer; and Michael D. DiCandilo, Executive Vice President and Chief Financial Officer of AmerisourceBergen Corporation, and Chief Operating Officer of AmerisourceBergen Drug Corporation.

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To access the live conference call via telephone:
Dial in: (612) 288-0337, no access code required.
To access the live webcast:
Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.
A replay of the telephone call and webcast will be available from 2:30 p.m. January 22, 2009 until 11:59 p.m. January 29, 2009. The Webcast replay will be available for 30 days.
To access the replay via telephone:

Dial in:	(800) 475-6701 from within the U.S., access code: 980631 (320) 365-3844 from outside the U.S., access code: 980631
To access the archived webcast:
Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.
About AmerisourceBergen
AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With more than $70 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 10,000 people. AmerisourceBergen is ranked #28 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.
Forward-Looking Statements
This news release contains forward-looking statements about AmerisourceBergen’s future business and financial performance, estimates and prospects. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. Among the factors that could cause actual results to differ materially from those projected, anticipated or implied are the following: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; changes in customer mix; customer delinquencies, defaults or insolvencies; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; changes in U.S. legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceuticals we distribute, including erythropoiesis-stimulating agents (ESAs) used to treat anemia patients; price inflation in branded pharmaceuticals and price deflation in generics; significant breakdown or interruption of our information technology systems; success of integration, restructuring or systems initiatives; interest rate and foreign currency exchange rate fluctuations; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States; the impact of divestitures or the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax legislation or adverse resolution of challenges to our tax positions; increased costs of maintaining, or reductions in our ability to maintain, adequate liquidity and financing sources; continued volatility and further deterioration of the capital and credit markets; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Our most recent annual report on Form 10-K, quarterly reports on Forms 10-Q and current reports 8-K (which we may revise or supplement in future reports filed to the SEC) provide additional information about these risks, uncertainties and other matters. We do not undertake to update our forward-looking statements.
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AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Three		Three
	Months Ended	% of	Months Ended	% of
	December 31,	Total	December 31,	Total	%
	2008	Revenue	2007	Revenue	Change

Revenue:
Operating revenue	$16,881,078		$16,145,895		5%
Bulk deliveries to customer warehouses	457,299		1,133,488		-60%

	17,338,377	100.00%	17,279,383	100.00%	—%

Cost of goods sold	16,848,529		16,795,167		—%

Gross profit	489,848	2.83%	484,216	2.80%	1%

Operating expenses:
Distribution, selling and administrative	272,026	1.57%	270,770	1.57%	—%
Depreciation and amortization	18,909	0.11%	20,626	0.12%	-8%
Facility consolidations, employee severance and other	1,029	0.01%	177	—	N/M

Operating income	197,884	1.14%	192,643	1.11%	3%

Other loss	429	—	737	—	-42%

Interest expense, net	14,183	0.08%	16,414	0.09%	-14%

Income from continuing operations before income taxes	183,272	1.06%	175,492	1.02%	4%

Income taxes	70,743	0.41%	67,083	0.39%	5%

Income from continuing operations	112,529	0.65%	108,409	0.63%	4%

(Loss) income from discontinued operations, net of tax	(1,473)		1,411

Net income	$111,056		$109,820

Basic earnings per share:
Continuing operations	$0.73		$0.66		11%
Discontinued operations	(0.01)		0.01

Total	$0.72		$0.67

Diluted earnings per share:
Continuing operations	$0.73		$0.65		12%
Discontinued operations	(0.01)		0.01

Total	$0.72		$0.66

Weighted average common shares outstanding:
Basic	154,297		164,905
Diluted (1)	155,089		167,062

(1)	Includes the dilutive effect of stock options and restricted stock.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	September 30,
	2008	2008
ASSETS

Current assets:
Cash and cash equivalents	$470,917	$878,114
Accounts receivable, net	3,537,704	3,480,267
Merchandise inventories	4,963,704	4,211,775
Prepaid expenses and other	34,744	55,914
Assets held for sale	—	43,691

Total current assets	9,007,069	8,669,761

Property and equipment, net	572,444	552,159
Other long-term assets	2,981,633	2,995,866

Total assets	$12,561,146	$12,217,786

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,655,869	$7,326,580
Current portion of long-term debt	1,310	1,719
Other current liabilities	849,618	821,531
Liabilities held for sale	—	17,759

Total current liabilities	8,506,797	8,167,589

Long-term debt, less current portion	1,185,339	1,187,412

Other long-term liabilities	153,193	152,740

Stockholders’ equity	2,715,817	2,710,045

Total liabilities and stockholders’ equity	$12,561,146	$12,217,786

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three	Three
	Months Ended	Months Ended
	December 31,	December 31,
	2008	2007

Operating Activities:
Net income	$111,056	$109,820
Loss (income) from discontinued operations	1,473	(1,411)

Income from continuing operations	112,529	108,409
Adjustments to reconcile income from continuing operations to net cash used in operating activities	47,923	21,665
Changes in operating assets and liabilities	(464,567)	(235,567)

Net cash used in operating activities — continuing operations	(304,115)	(105,493)
Net cash (used in) provided by operating activities — discontinued operations	(251)	4,463

Net cash used in operating activities	(304,366)	(101,030)

Investing Activities:
Capital expenditures	(42,344)	(26,195)
Cost of acquired companies, net of cash acquired	—	(162,506)
Proceeds from the sale of PMSI	14,936	—
Net short-term investment activity	—	467,419
Other	—	20

Net cash (used in) provided by investing activities — continuing operations	(27,408)	278,738
Net cash used in investing activities — discontinued operations	(1,138)	(736)

Net cash (used in) provided by investing activities	(28,546)	278,002

Financing Activities:
Net borrowings	27,519	26,806
Purchases of common stock	(88,352)	(311,442)
Exercises of stock options	1,331	4,249
Cash dividends on common stock	(15,571)	(12,498)
Other	788	(131)

Net cash used in financing activities — continuing operations	(74,285)	(293,016)
Net cash used in financing activities — discontinued operations	—	(21)

Net cash used in financing activities	(74,285)	(293,037)

Decrease in cash and cash equivalents	(407,197)	(116,065)

Cash and cash equivalents at beginning of period	878,114	640,204

Cash and cash equivalents at end of period	$470,917	$524,139

AMERISOURCEBERGEN CORPORATION
SUMMARY FINANCIAL INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended December 31,
	2008	2007	% Change

Total revenue	$17,338,377	$17,279,383	—%

Pharmaceutical Distribution gross profit	$489,848	$482,631	1%
Gain on anititrust litigation settlements	—	1,585	N/M

Total gross profit	$489,848	$484,216	1%

Pharmaceutical Distribution operating income	$198,913	$191,235	4%
Facility consolidations, employee severance and other	(1,029)	(177)	N/M
Gain on antitrust litigation settlements	—	1,585	N/M

Total operating income	$197,884	$192,643	3%

Percentages of total revenue:

Pharmaceutical Distribution
Gross profit	2.83%	2.79%
Operating expenses	1.68%	1.69%
Operating income	1.15%	1.11%

AmerisourceBergen Corporation
Gross profit	2.83%	2.80%
Operating expenses	1.68%	1.69%
Operating income	1.14%	1.11%